UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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PONIARD PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(PRELIMINARY COPY)

PONIARD PHARMACEUTICALS, INC.

Notice of Special Meeting of Shareholders

TO THE SHAREHOLDERS:

A Special Meeting of Shareholders of Poniard Pharmaceuticals, Inc. will be held at the Embassy Suites, 250 Gateway Boulevard, South San Francisco, California 94080, on Friday, September 22, 2006, at 9:00 a.m., Pacific time, for the following purposes:

1.      To approve an amendment to the Company’s Articles of Incorporation effecting a one-for-six reverse stock split to decrease the number of issued and outstanding shares of common stock.

2.      To transact such other business as may properly come before the meeting or any adjournments thereof.

The proposal to effect a reverse stock split is discussed in more detail in the attached proxy statement. The presence of the holders of a majority of the shares entitled to vote at the special meeting, present in person or represented by proxy, is necessary to constitute a quorum. To ensure representation at the special meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope.

The record date for determining shareholders entitled to notice of, and to vote at, the special meeting is the close of business on August 16, 2006.

Copies of our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarter ended June 30, 2006, which contain important business and financial information about us and should be read carefully, are delivered with this notice and proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS
Gerald McMahon, PhD
Chairman and Chief Executive Officer

August [  ], 2006
South San Francisco, California

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

PONIARD PHARMACEUTICALS, INC
7000 Shoreline Court, Suite 270
South San Francisco, California 94080

PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
SEPTEMBER 22, 2006

General

This proxy statement is furnished in connection with the solicitation by the board of directors of Poniard Pharmaceuticals, Inc. of proxies in the accompanying form for use at the Special Meeting of Shareholders to be held on  Friday, September 22, 2006, and any adjournments or postponements thereof. The special meeting will be held at 9:00 a.m., Pacific time, at the Embassy Suites, 250 Gateway Boulevard, South San Francisco, California 94080.

Our principal office is located at 7000 Shoreline Court, Suite 270, South San Francisco, California 94080. The approximate date of mailing this proxy statement and the accompanying proxy card is August [  ], 2006.

Record Date and Voting Securities

Only holders of shares of our common stock outstanding at the close of business on August 16, 2006, the record date for the special meeting, are entitled to vote at the special meeting. On the record date, there were [                  ] shares of common stock outstanding.

Each of the holders of common stock is entitled to one vote for each share of common stock held of record in such person’s name on the record date. Holders of common stock are entitled to vote on all proposals properly presented at the special meeting.

Quorum

Under Washington law and our articles of incorporation, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the special meeting. Shares entitled to vote as a separate voting group may take action on a matter at the meeting only if a quorum of those shares is present with respect to that matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Broker non-votes, which occur when a broker has not received customer instructions and indicates that the broker does not have discretionary authority to vote a particular matter on the proxy card, also will be deemed present for purposes of determining whether a quorum is achieved.

Required Vote

The proposal to amend our articles of incorporation to effect a one-for-six reverse stock split will be adopted if approved by the affirmative vote of a majority of the votes entitled to be cast by the holders of common stock. Abstentions from voting and broker non-votes will have the effect of a vote “against” the reverse stock split.

Proxies solicited by the board of directors will be voted in favor of the reverse stock split, unless shareholders direct otherwise in their proxies. The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this proxy statement, but that properly may be presented for action at the special meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR, IF YOUR PROXY CARD OR VOTING INSTRUCTION FORM SO INDICATES, TO VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONE.

Revocation

A shareholder may revoke a proxy at any time before its exercise by written notice to our corporate secretary, by timely delivery of a valid later-dated proxy, or by voting in person at the special meeting. However, your attendance at the special meeting will not, by itself, revoke your proxy.

Expenses of Solicitation

We have retained Mellon Investor Services LLC to help solicit proxies. We will pay the cost of their services, which is estimated at approximately $6,500, plus reasonable expenses. Proxies will be solicited by personal interview, mail and telephone. In addition, we may reimburse brokerage firms and other persons who represent beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to beneficial owners. Our directors, officers and regular employees also may solicit proxies, personally or by telephone or facsimile, without additional compensation.

APPROVAL OF ONE-FOR-SIX REVERSE STOCK SPLIT
(PROPOSAL 1)

Overview

Our board of directors has recommended approval of an amendment to our amended and restated articles of incorporation (Articles) which would effect a one-for-six reverse stock split of all outstanding shares of our common stock. If approved, the reverse stock split would reduce our issued and outstanding common stock from approximately [      ] million shares to [      ] million shares.

If our shareholders approve the reverse stock split, we intend to file articles of amendment to our Articles with the Secretary of State of the State of Washington as soon as practicable after we receive the approval. The articles of amendment would effect a one-for-six reverse split of the shares of our issued and outstanding common stock but would not change the number of authorized shares of common stock or preferred stock, or the par value of our common stock or preferred stock. The reverse stock split will become effective at the time specified in the articles of amendment, which will most likely be 5:00 p.m. on the business day on which we file the articles of amendment, and which we refer to as the “effective time.”  Even if the shareholders approve the reverse stock split, our board of directors, pursuant to Washington law, retains the discretion to abandon or not implement the proposed reverse stock split if at any time before or after the special meeting and prior to the effective time the board determines that the reverse stock split is not in the best interests of the company and its shareholders.

Reasons for the Reverse Stock Split

We believe that we should implement a reverse stock split to reduce the number of our issued and outstanding common shares, which is a result, in part, of our past stock offerings, including the $65 million equity financing which closed on April 26, 2006. In addition, we believe that a reverse stock split may help facilitate the continued listing of our common stock on the Nasdaq Capital Market and may enhance the desirability and marketability of our common stock to the financial community and the investing public.

If we effect the reverse stock split, we believe that the resulting reduction in the number of outstanding shares of our common stock may encourage greater interest in our common stock by the investment community. We believe that the current market price of our common stock may impair its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of our common stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. We believe that if the reverse stock split has the effect of increasing the trading price of our common stock, the investment community may find our common stock to be more attractive, which could promote greater liquidity for our existing shareholders.

If the reverse stock split successfully increases the per share price of our common stock, we further believe such increase may facilitate future financings by the company and enhance our ability to attract and retain employees and other service providers.

Our common stock is listed on the Nasdaq Capital Market. To be listed on the Nasdaq Capital Market, among other things, a company’s common stock must maintain a minimum bid price of $1.00 per share. Although we are currently in compliance with the Nasdaq minimum bid price requirement, we have on two occasions during the past two years received notice from Nasdaq that we were not in compliance with the minimum bid price rule. Each time, we were provided a minimum period of 180-business days within which to regain compliance. To regain compliance, we were required to sustain a minimum closing bid price of $1.00 for at least ten consecutive trading days. The closing bid price of our common stock on The Nasdaq Capital Market was $0.89 on July 14, 2006.

We believe that the reverse stock split may help facilitate our continued compliance with the Nasdaq minimum bid price rule by increasing the bid price of our common stock, although we cannot assure you that this will be the case or that any such price increase can be sustained. If we do not maintain compliance and our common stock is delisted from The Nasdaq Capital Market, trading in our common stock would have to be conducted on a regional stock exchange, if available, or in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Any of these would likely significantly decrease the liquidity of our common stock.

Risks Associated With the Reverse Stock Split

The reverse stock split may not result in the benefits described above under the heading “Reasons for the Reverse Stock Split.”  Specifically, the market price of our common stock immediately after the effective date of the proposed reverse stock split may not be maintained for any period of time or may not approximate six times the market price of our common stock before the reverse stock split. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the current market price. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split. As a result, the reverse stock split could further adversely affect the market price of our common stock. Furthermore, although we believe that a higher stock price, if achieved, may help generate investor interest and enhance our ability to attract and retain employees and other service providers, we cannot guarantee this will be the case.

Implementation and Effects of the Reverse Stock Split

If our shareholders approve the proposal to amend the Articles and we implement the reverse stock split by filing the articles of amendment, the reverse stock split would have the following effects:

•       every six shares of our common stock owned by a shareholder would automatically be changed into and become one new share of our common stock;

•       the number of shares of our common stock issued and outstanding would be reduced proportionately;

•       proportionate adjustments would be made to the per share conversion price and the number of shares of common stock issuable upon conversion of our outstanding Series I convertible exchangeable preferred stock, which will result in approximately the same aggregate price being required to be paid for common shares upon conversion of such preferred shares immediately preceding the reverse stock split;

•       proportionate adjustments would be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for the common shares upon exercise of such options or warrants immediately preceding the reverse stock split; and

•       the number of shares reserved for issuance under our existing stock option and incentive stock plans and in connection with conversion of our outstanding convertible preferred shares would be reduced proportionately based on the one-for-six reverse stock split ratio.

The reverse stock split will be effected simultaneously for all of our common stock and the exchange number will be the same for all of our common stock. The reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in the company, except to the extent that the reverse stock split results in any of our shareholders owning a fractional share. As described below, shareholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split shareholders to the extent there are shareholders presently holding fewer than six shares. However, this is not the purpose of the reverse stock split. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, following the reverse stock split.

The following table summarizes the company’s capitalization, as of August 16, 2006, before and after giving effect to the reverse stock split:

	Prior to Reverse Stock Split			After Reverse Stock Split
	Common Stock	Preferred Stock		Common Stock		Preferred Stock
Authorized Shares	200,000,000	3,000,000		200,000,000		3,000,000
Shares Issued and Outstanding	136,825,894	205,340		22,804,315	(1)	205,340
Shares Reserved for Future Issuance:
Equity Compensation Plans		—				—
Warrants		—				—
Shares Available for Future Issuance		2,793,085	(2)			2,793,085	(2)

       (1) Does not reflect the cancellation of any fractional shares and payment of cash in lieu thereof.

       (2) 1,575 shares of Series B preferred stock converted into common stock on April 26, 2006, in connection with the closing of the $65 million financing. These Series B preferred shares have been retired and are not reissuable.

No Fractional Shares

No scrip or fractional share certificates will be issued in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of our common stock not evenly divisible by six will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the shareholder would otherwise be entitled by (b) the per share closing sales price of our common stock on trading day immediately preceding the effective date of the reverse stock split, as reported on the Nasdaq Capital Market. Any shareholder who would be entitled to receive only a fractional share in the reverse stock split may be entitled to a judicial appraisal of the fair value of his or her fractional share, as described in the section below entitled “Dissenters’ Rights.”  The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor or as described herein.

Shareholders who are entitled to receive cash in lieu of fractional shares as a result of the reverse stock split should note that we may be required, under applicable escheat laws, to pay sums due for fractional interests that are not claimed within a reasonable time after the effective time to the designated agent for certain jurisdictions  This may be required by the laws of the state of Washington (under which the company is incorporated), the jurisdiction in which we have our principal executive offices, the jurisdiction in which the shareholder resides, or the jurisdiction where the funds will be deposited. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Authorized Shares

The reverse stock split would not change the number of authorized shares of our common stock designated in our Articles. Therefore, because the number of issued and outstanding shares of our common stock would decrease, the number of shares available for issuance under our authorized pool of common stock would increase from approximately [      ] million shares to [      ] million shares.

These additional shares would be available for issuance from time to time for corporate purposes such as raising additional capital, making strategic acquisitions, entering into collaborative and licensing arrangements and employee recruitment and retention. We believe that the availability of the additional common shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Our future revenue may be insufficient to support the expenses of our operations and the planned expansion of our business. We therefore may need additional equity capital to finance our operations. We may seek to obtain such equity capital through the issuance of common stock or securities convertible into common stock. We have no present plan, commitment, arrangement, understanding or agreement regarding issuance of these additional shares of common stock. The issuance of a substantial number of additional common shares may result in dilution of your ownership interest in the company.

Potential Anti-Takeover Effect

The proposed reverse stock split is not part of any plan to adopt a series of amendments having an anti-takeover effect, and the company’s management presently does not intend to propose anti-takeover measures in future proxy solicitations. Subject to the limitations of Washington law and the Nasdaq listing rules, it could be possible to use the additional shares of common stock that would become available for issuance if the reverse stock split is approved to oppose a hostile takeover attempt or delay or prevent changes of control of the company or changes in or removal of our management, including transactions that are favored by a majority of the independent shareholders or in which the shareholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, our board of directors could, without further shareholder approval, strategically sell shares of our common stock in a private transaction to purchasers who would oppose a takeover or favor our current board of directors. The reverse stock split is not being proposed in response to any effort, nor are we aware of any effort, to accumulate shares of our common stock or obtain control of the company.

Our Articles and restated bylaws contain certain provisions that could make it more difficult for a third party to acquire a controlling interest without the consent of our board. These provisions include requiring advance notice of shareholder proposals and nominations as described on page        of this proxy statement and limiting the persons that may call special shareholders meetings to the chairman, the president, the board of directors or shareholders holding an aggregate of at least 10% of the voting power of all shareholders, both of which may make it more difficult for persons other than members of the board to submit proposals for approval of the shareholders. These provisions may delay or prevent a change of control, even if the change of control would benefit the shareholders. In addition, the authority granted to the board by our Articles to issue shares of preferred stock and fix the designations, powers, preferences, rights, qualifications, limitations and restriction of the shares of any series so established could be used to delay or prevent a change of control. None of these provisions would be affected by the reverse stock split. Our shareholder rights plan expired by its terms on April 10, 2006, and we have no current intent to institute a new shareholder rights plan.

Other Effects on Outstanding Shares

If a reverse stock split is implemented, the rights and preferences of the outstanding shares of our common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

In addition, the reverse stock split would result in some shareholders owning “odd-lots” of fewer than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Accounting Effects of the Reverse Stock Split

Following the effective time of the reverse stock split, the par value of our common stock will remain at $.02 per share. The number of outstanding shares of common stock will be reduced by approximately 83%, not taking into account such additional decrease resulting from our repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of our common stock, and therefore the stated capital associated with our common stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effected, all share and per share information in our financial statements will be restated to reflect the reverse stock split for all periods presented in our future filings, after the effective time of the amendment, with the SEC and Nasdaq, as applicable. Shareholders’ equity will remain unchanged.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If our shareholders approve the reverse stock split proposal, we intend to implement the reverse stock split as soon as practicable thereafter by filing articles of amendment to our Articles with the Secretary of State of the State of Washington. The reverse stock split will become effective at the time specified in the articles of amendment, which will most likely be 5:00 p.m. on the business day on which we file the articles of amendment. Beginning at the effective time, each certificate representing shares of our common stock before the reverse stock split will automatically be deemed for all corporate purposes to evidence ownership of one-sixth of one share of our common stock after the reverse stock split. All shares issuable upon conversion of outstanding preferred shares and exercise of outstanding options, warrants or other securities will automatically be adjusted. The form of the proposed amendment to effect the reverse stock split is attached to this proxy statement as Annex A; however, the text of the articles of amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Washington and as our board of directors deems necessary and advisable to effect the reverse stock split.

As soon as practicable after the effective time, shareholders will be notified that the reverse stock split has been effected. We expect that our stock transfer agent, Mellon Investor Services LLC, will act as exchange agent for purposes of implementing the exchange of stock certificates. Shareholders of record will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split and cash in lieu of any fractional shares. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. No new certificate(s) will be issued to a shareholder unless the shareholder has surrendered the shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Shareholders should not destroy any stock certificates and should not submit any certificates until they receive a letter of transmittal.

Dissenters’ Rights

Chapter 23B.13 of the Washington Business Corporation Act provides for dissenters’ rights for any amendment to the Articles that materially reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share created by the amendment is to be acquired by the company for cash. As a result, any shareholder who would be entitled to receive only a fractional share in the reverse stock split may be entitled to a judicial appraisal of the fair value of his or her fractional share. In order to be entitled to appraisal rights under Chapter 23B.13, a shareholder must:

•       be within the class of shareholders who may be entitled to appraisal rights (i.e., those shareholders who would be entitled to receive only a fractional share);

•       deliver to the company, before the vote on the reverse stock split is taken, notice of the shareholder’s intention to demand appraisal of his or her fractional share if the reverse stock split is effected; and

•       not vote in favor of the reverse stock split.

A shareholder’s failure to vote in favor the proposed reverse stock split will not be sufficient to satisfy the notice requirements of the statute; the shareholder must also deliver the required notice before the vote occurs. The foregoing summary of Chapter 23B.13 of the Washington Business Corporation Act does not purport to be complete and is qualified in its entirety by reference to the full text of Chapter 23B.13, which is set forth as Annex B attached to this proxy statement. Shareholders who wish to exercise their statutory right of appraisal are urged to consult legal counsel for assistance in exercising their rights. Shareholders entitled to appraisal rights who fail to comply completely and on a timely basis with all requirements of Chapter 23B.13 for perfecting appraisal rights will lose their rights.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material anticipated federal income tax consequences of a one-for-six reverse stock split of our issued and outstanding shares of common stock. This summary is based upon the Internal Revenue Code, existing and proposed regulations thereunder, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service (IRS) with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this summary. This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the reverse stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our shareholders in light of their individual investment circumstances or to holders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax exempt entities). In addition, this summary does not address any consequences of the reverse stock split under any state, local or foreign tax laws. As a result, it is the responsibility of each shareholder to obtain and rely on advice from the shareholder’s tax advisor as to, but not limited to, the following (i) the effect on the shareholder’s tax situation of the reverse stock split, including, but not limited to, the application and effect of state, local and foreign income and other tax laws; (ii) the effect of possible future legislation or regulations; and (iii) the reporting of information required in connection with the reverse stock split on the shareholder’s tax returns. It will be the responsibility of each shareholder to prepare and file all appropriate federal, state and local tax returns.

We believe that the reverse stock split will constitute a tax-free recapitalization under the Internal Revenue Code and that we should not recognize any gain or loss as a result of the reverse stock split. In addition, our shareholders should not recognize any gain or loss if they receive only common stock upon the reverse stock split. If a shareholder receives cash in lieu of a fractional share of common stock that otherwise would be held as a capital asset, the shareholder generally will recognize capital gain or loss equal to the difference, if any, between the cash received and the shareholder’s basis in the fractional share. The shareholder will receive long-term capital gain or loss treatment if the shareholder’s holding period in such fractional share exceeds one year. For this purpose, a shareholder’s basis in the fractional share of common stock will be determined in the manner described below as if the shareholder actually received the fractional share. However, under unusual circumstances, cash received in lieu of a fractional share might possibly be deemed a dividend. The shareholder should consult a tax advisor to determine which of these treatments will apply upon the receipt of cash in lieu of a fractional share of common stock.

We further believe that a shareholder’s aggregate basis in his or her post-reverse split shares of common stock will equal his or her aggregate basis in the pre-reverse split shares of common stock owned by that shareholder that are exchanged for the post-reverse split shares of common stock. Generally, the aggregate basis will be allocated among the post-reverse split shares on a pro rata basis. However, if a shareholder has used the specific identification method to identify the shareholder’s basis in pre-reverse split shares of common stock surrendered in the reverse stock split, the shareholder should consult a tax advisor to determine the shareholder’s basis in the post-reverse split shares. The holding period of the post-reverse split shares of common stock received by a shareholder will generally include the shareholder’s holding period for the pre-reverse split shares of common stock with respect to which post-reverse split shares of common stock are issued, provided that the pre-reverse split shares of common stock were held as a capital asset on the date of the exchange.

Required Vote

The proposal to amend our Articles to effect a one-for-six reverse stock split will be adopted if approved by the affirmative vote of a majority of the votes entitled to be cast by the holders of common stock. Abstentions from voting and broker non-votes will have the effect of a vote “against” the reverse stock split.

Our board of directors has determined that the proposed amendment to the Articles to effect the reverse stock split is advisable and in the best interests of the company and our shareholders and recommends that shareholders vote “FOR” approval of the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On April 26, 2006, we completed a $65 million equity financing pursuant to a Securities Purchase Agreement dated as of February 1, 2006. In connection with the financing, we issued to accredited investors an aggregate of approximately 92.9 million shares of our common stock at a cash purchase price of $0.70 per share. Investors in the financing also received five-year warrants to purchase an aggregate of approximately 27.9 million shares of common stock at an exercise price of $0.77 per share. Concurrent with the closing of the financing, the holders of the 1,575 shares of our Series B convertible preferred stock outstanding converted their Series B shares into an aggregate of approximately 9.5 million shares of common stock.

As a result of the completion of the financing and the conversion of the Series B shares, our outstanding common stock increased from approximately 34.3 million shares to approximately 136.8 million shares. Entities affiliated with MPM Asset Management (MPM) acquired beneficial ownership of an aggregate of approximately 46.5 million common shares, or approximately 31.5% of the common shares outstanding immediately following the financing. Entities affiliated with Bay City Capital, LLC (BCC) acquired beneficial ownership of approximately 27.9 million common shares, or approximately 19.5% of the common shares outstanding immediately following the financing.

Nicholas J. Simon III, a representative of MPM, was appointed to our board of directors on April 26, 2006. Mr. Simon is a general partner of certain of the MPM funds that participated in the financing and possesses capital interests in such funds. Two other members of our board, Fred B. Craves and Carl S. Goldfischer, are managing directors of BCC and possess capital and carried interests in the BCC funds that participated in the financing.

The following table sets forth certain information regarding beneficial ownership, as of July 14, 2006, of the company’s common stock by (a) each person known by the board of directors to beneficially own more than 5% of the outstanding common stock, (b) each director of the company, (c) our chief executive officer and each named executive officer of the company, and (d) all executive officers and directors as a group. Except as otherwise indicated, we believe that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned(1)	Percent of Common Shares Outstanding(2)
MPM BioVentures III, L.P., MPM BioVentures III-QP, L.P, MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III Parallel Fund, L.P. and MPM Asset Management Investors 2005 BVIII LLC(3)	46,463,567	31.5%
The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116
Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P., Bay City Capital Management IV LLC and Bay City Capital LLC(4)	27,878,143	19.5%
750 Battery Street, Suite 400 San Francisco, CA 94111
Deerfield Capital, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund International Limited and James E. Flynn(5)	13,939,070	9.95%
780 Third Avenue, 37th Floor New York, NY 10017

Abingworth Management Limited(6)	9,292,712	6.7%
Princess House 38 Jermyn Street London, England SW1Y 6DN
Michael A. Roth and Brian J. Stark (as joint filers pursuant to Rule 13d-1(k))(7)	8,363,443	6.0%
3600 South Lake Drive St. Francis, WI 53235
Gerald McMahon(8)	446,667	*
Fred B. Craves(9)	28,414,265	19.8%
E. Rolland Dickson(10)	215,000	*
Carl S. Goldfischer(11)	28,235,643	19.7%
Robert M. Littauer(12)	87,500	*
Ronald A. Martell(13)	0	*
Nicholas J. Simon, III(14)	46,463,567	31.5%
Alan A. Steigrod(15)	209,500	*
David R. Stevens(16)	122,000	*
Susan D. Berland(17)	117,709	*
David Karlin(18)	93,751	*
Anna Lewak Wight(19)	323,542	*
Directors and executive officers as a group (14 persons)(20)	76,901,001	49.2%

                 * Less than 1%

       (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock owned as of July 14, 2006 and shares of common stock which are issuable within 60 days of July 14, 2006, including pursuant to options or warrants to purchase common stock, are deemed beneficially owned for computing the percentage of the person holding such securities, but are not considered outstanding for purposes of computing the percentage of any other person.

       (2) Based on 136,825,894 shares of common stock outstanding on July 14, 2006.

       (3) Includes 10,714,281 shares of common stock issuable upon exercise of warrants. MPM BioVentures III GP, L.P and MPM BioVentures III LLC (MPM III LLC) are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P., MPM BioVentures III Parallel Fund, L.P. and MPM BioVentures III GmbH & Co. Beteiligungs KG (the MPM III Funds). Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas J. Simon III, Michael Steinmetz and Kurt Wheeler are members of MPM III LLC and MPM Asset Management Investors 2005 BVIII LLC (AM 2005) and exercise voting and investment control over the securities owned by the MPM III Funds and AM 2005. Each such individual disclaims beneficial ownership of the securities held by the MPM III Funds and AM 2005 except to the extent of his pecuniary interest therein. Mr. Simon is a director of the company.

       (4) Includes 6,745,514 shares of common stock issuable upon exercise of warrants. Bay City Capital Management IV LLC (Management IV) is general partner to Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P (the BCC Funds) and has voting and investment control over the securities held by the BCC Funds. Such control is exercised by Bay City Capital LLC as manager of Management IV. Fred B. Craves and Carl S. Goldfischer, directors of the company, are managers of Management IV and members and managing directors of Bay City Capital LLC. Dr. Craves and Dr. Goldfischer each disclaims beneficial ownership of the securities held by the BCC Funds except to the extent of his pecuniary interest therein.

       (5) Includes 3,214,284 shares of common stock issuable upon exercise of warrants. Deerfield Capital, L.P. is the general partner of Deerfield Special Situations Funds, L.P. James E. Flynn is the managing member of the general partner of Deerfield Capital, L.P. and exercises voting and investment control over the securities owned by Deerfield Special Situations Funds, L.P. Mr. Flynn disclaims beneficial ownership of the securities held by Deerfield Special Situations Funds, L.P. except to the extent of his pecuniary interest therein.

       (6) Includes 2,142,855 shares of common stock issuable upon exercise of warrants. Abingworth Management Ltd. is the investment manager of Abingworth Bioequities Master Fund Limited, Abingworth Bioventures IV LP, and Abingworth Bioventures IV Executives LP (the Abingworth Funds) and exercises voting and investment control over the securities owned by the Abingworth Funds. Abingworth Management Ltd.’s investment committee, comprised of Dr. Joe Anderson, Mr. Michael Bigham, Dr. Stephen Bunting, Mr. David Leathers and Dr. Jonathan McQuitty, is responsible for oversight of investment and voting decisions made on behalf of the Abingworth Funds. Each such individual disclaims beneficial ownership of the securities held by the Abingworth Funds except to the extent of his pecuniary interest therein.

       (7) Includes 1,928,571 shares of common stock issuable upon exercise of warrants. All shares beneficially owned are held directly by Shepherd Investments International, Ltd. Michael A. Roth and Brian J. Stark are the managing members of Stark Offshore Management, LLC, which acts as the investment manager and has sole power to direct the management of Shepherd Investments International, Ltd. Messrs. Roth and Stark each disclaims beneficial ownership of the securities held by Shepherd Investments International, Ltd. except to the extent of his pecuniary interest therein.

       (8) Includes 441,667 shares of common stock subject to options exercisable within 60 days.

       (9) Consists of 27,878,143 shares of common stock beneficially owned by the BCC Funds (see note (4) above) and 292,500 shares of common stock subject to options exercisable within 60 days held by Dr. Craves. Dr. Craves disclaims beneficial ownership of the securities held by the BCC Funds except to the extent of his pecuniary interest therein.

(10) Includes 210,000 shares of common stock subject to options exercisable within 60 days.

(11) Consists of 27,878,143 shares of common stock beneficially owned by the BCC Funds (see note (4) above) and 337,500 shares of common stock subject to options exercisable within 60 days held by Dr. Goldfischer. Dr. Goldfischer disclaims beneficial ownership of the securities held by the BCC Funds except to the extent of his pecuniary interest therein.

(12) Includes 87,500 shares of common stock subject to options exercisable within 60 days.

(13) Mr. Martell became a director of the company on June 26, 2006.

(14) Consists of 46,463,567 shares of common stock beneficially owned by the MPM Funds and AM 2005 (see note (3) above). Mr. Simon disclaims beneficial ownership of the securities held by the MPM Funds and AM 2005 except to the extent of his pecuniary interest therein.

(15) Includes 207,500 shares of common stock subject to options exercisable within 60 days.

(16) Includes 87,500 shares of common stock subject to options exercisable within 60 days.

(17) Includes 117,709 shares of common stock subject to options exercisable within 60 days. Ms. Berland resigned as Chief Financial Officer of the Company effective July 21, 2006.

(18) Includes 93,751 shares of common stock subject to options exercisable within 60 days.

(19) Includes 303,020 shares of common stock subject to options exercisable within 60 days.

(20) Includes 17,142,851 shares of common stock issuable upon exercise of warrants and 2,228,647 shares of common stock subject to options exercisable within 60 days.

PROPOSALS OF SHAREHOLDERS

Under our restated bylaws, an eligible shareholder who wishes to submit a qualified proposal for consideration at an annual meeting of shareholders must give written notice to our corporate secretary in the manner required by the restated bylaws, not fewer than 60 nor more than 90 days prior to the date of the annual meeting (or, if we provide less than 70 days’ notice of such meeting, no later than 10 days after the date of our notice). The board of directors may reject any proposal not made in compliance with the restated bylaws and/or not deemed appropriate for shareholder action.

Shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2007 must be received no later than December 30, 2006.

OTHER BUSINESS

We know of no other business to be presented at the special meeting. If any other business properly comes before the special meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and delivered to you with this copies of this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarter ended June 30, 2006, both of which contain important information about our financial condition that is not set forth in this proxy statement. Copies of our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarter ended June 30, 2006 are being delivered with this proxy statement. In addition, copies of these reports have been filed with the SEC and may be accessed from the SEC’s homepage (www.sec.gov).

BY ORDER OF THE BOARD OF DIRECTORS

Gerald McMahon, PhD
Chairman and Chief Executive Officer

August    , 2006
South San Francisco, California

Annex A

AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

Article V. Capital Stock, Subsection A, of the Amended and Restated Articles of Incorporation of Poniard Pharmaceuticals, Inc, as amended, is amended to add the following paragraph at the end thereof:

“At the effective time of these Articles of Amendment, every six outstanding shares of the corporation’s Common Stock shall be combined and reclassified into one share of Common Stock, par value $0.02 per share, of the Company, thereby giving effect to a one-for-six reverse stock split (the “Reverse Split”). No fractional shares of Common Stock shall be issued in the Reverse Split; instead, shareholders who would otherwise be entitled to fractional shares will receive a cash payment in lieu of such fraction.”

A-1

Annex B

CHAPTER 23B.13 RCW
DISSENTERS’ RIGHTS

RCW Sections
23B.13.010	Definitions.
23B.13.020	Right to dissent.
23B.13.030	Dissent by nominees and beneficial owners.
23B.13.200	Notice of dissenters’ rights.
23B.13.210	Notice of intent to demand payment.
23B.13.220	Dissenters’ rights—Notice.
23B.13.230	Duty to demand payment.
23B.13.240	Share restrictions.
23B.13.250	Payment.
23B.13.260	Failure to take action.
23B.13.270	After-acquired shares.
23B.13.280	Procedure if shareholder dissatisfied with payment or offer.
23B.13.300	Court action.
23B.13.310	Court costs and counsel fees.

23B.13.010   Definitions.   As used in this chapter:

(1)   “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)   “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)   “Shareholder” means the record shareholder or the beneficial shareholder. [1989 c 165 § 140.]

23B.13.020  Right to dissent.   (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)    Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)    Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d)   An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e)    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)   A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)   The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a)    The proposed corporate action is abandoned or rescinded;

(b)   A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c)    The shareholder’s demand for payment is withdrawn with the written consent of the corporation. [2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

23B.13.030  Dissent by nominees and beneficial owners.   (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)   A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a)    The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b)   The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [2002 c 297 § 35; 1989 c 165 § 142.]

23B.13.200  Notice of dissenters’ rights.   (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)   If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220. [2002 c 297 § 36; 1989 c 165 § 143.]

23B.13.210  Notice of intent to demand payment.   (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)   A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [2002 c 297 § 37; 1989 c 165 § 144.]

23B.13.220  Dissenters’ rights—Notice.   (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)   The notice must be sent within ten days after the effective date of the corporate action, and must:

(a)    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)    Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e)    Be accompanied by a copy of this chapter. [2002 c 297 § 38; 1989 c 165 § 145.]

23B.13.230  Duty to demand payment.   (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)   The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)   A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter. [2002 c 297 § 39; 1989 c 165 § 146.]

23B.13.240  Share restrictions.   (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)   The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 § 147.]

23B.13.250  Payment.   (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)   The payment must be accompanied by:

(a)    The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)   An explanation of how the corporation estimated the fair value of the shares;

(c)    An explanation of how the interest was calculated;

(d)   A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e)    A copy of this chapter. [1989 c 165 § 148.]

23B.13.260  Failure to take action.   (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)   If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 § 149.]

23B.13.270  After-acquired shares.   (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280. [1989 c 165 § 150.]

23B.13.280  Procedure if shareholder dissatisfied with payment or offer.   (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a)    The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b)   The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c)    The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)   A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares. [2002 c 297 § 40; 1989 c 165 § 151.]

23B.13.300  Court action.   (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)   The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)   The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)   Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 § 152.]

23B.13.310  Court costs and counsel fees.   (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 § 153.]

(PRELIMINARY COPY)

PROXY

PONIARD PHARMACEUTICALS, INC.

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 22, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gerald McMahon, Caroline Loewy and Anna L. Wight, and each of them, as Proxy, with full power of substitution to represent and to vote, as designated below, all the voting shares of Poniard Pharmaceuticals, Inc. common stock held of record by the undersigned on August 16, 2006, at the Special Meeting of Shareholders to be held on September 22, 2006, or any adjournments or postponements thereof.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

1.      PROPOSAL TO APPROVE AMENDMENT OF THE COMPANY’S ARTICLES OF INCORPORATION EFFECTING A ONE-FOR-SIX REVERSE STOCK SPLIT

FOR	☐	AGAINST	☐	ABSTAIN	☐

Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). Proxy cards properly executed and returned without direction will be voted FOR the reverse stock split.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement relating thereto.

Signature(s):
Dated:	, 2006

Please sign above exactly as your name or names appear on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

FOLD AND DETACH HERE